Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-166613) pertaining to the AMCOL International Corporation 2010 Long-Term Incentive Plan,

(2)	Registration Statement (Form S-3 No. 333-161802) of AMCOL International Corporation and in the related Prospectus,

(3)	Registration Statement (Form S-8 No. 333-135491) pertaining to the AMCOL International Corporation 2006 Long-Term Incentive Plan,

(4)	Registration Statements (Form S-8 No. 333-110500, No. 333-68664, and No. 333-56017) pertaining to the AMCOL International Corporation 1998 Long-Term Incentive Plan,

(5)	Registration Statement (Form S-8 No. 333-00581) pertaining to the AMCOL International Corporation 1993 Stock Plan,

(6)	Registration Statement (Form S-8 No. 33-73348) pertaining to the AMCOL International Corporation 1987 Non-Qualified Stock Option Plan,

(7)	Registration Statement (Form S-8 No. 33-55540) pertaining to the AMCOL International Corporation Savings Plan,

of our reports dated February 29, 2012, except for Note 2, as to which the date is April 3, 2013, with respect to the consolidated financial statements of AMCOL International Corporation and Subsidiaries, and our report relating to the effectiveness of internal control over financial reporting of AMCOL International Corporation and Subsidiaries dated February 29, 2012, except for the effects of the material weakness described in the sixth paragraph of our report as to which the date is April 3, 2013 (which expresses an adverse opinion on internal control over financial reporting), included in this Annual Report (Form 10-K/A) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois
April 3, 2013